As filed with the Securities and Exchange Commission on June 21, 2021

Registration No. 333-228154

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2

ON FORM S-3

TO FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNIVAR SOLUTIONS INC.

(Exact name of registrant as specified in its charter)

Delaware	5169	26-1251958
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3075 Highland Parkway, Suite 200

Downers Grove, Illinois 60515

(331) 777-6000

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Noelle J. Perkins

Senior Vice President, General Counsel & Secretary

3075 Highland Parkway, Suite 200

Downers Grove, Illinois 60515

(331) 777-6000

(Name, address, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: Not applicable.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE—DEREGISTRATION OF SECURITIES

This post-effective amendment relates to the Registration Statement on Form S-4 (Registration No. 333-228154) originally filed by Univar Solutions Inc. (“Univar”) with the Securities and Exchange Commission (the “Commission”) on November 2, 2018, as amended by Amendment No. 1 thereto, filed on December 14, 2018, Amendment No. 2 thereto, filed on January 9, 2019, and Post-Effective Amendment No. 1 on Form S-3 thereto, filed on March 1, 2019 (as so amended the “Registration Statement”) relating to, among other things, the offer and sale of an aggregate of up to 7,628,813 shares of common stock, par value $0.01 per share, of Univar (“Univar Common Stock ”), issuable upon the exercise of 50,025,000 outstanding warrants (the “Warrants”) of Nexeo Solutions, Inc. (“Nexeo”), which were assumed by a wholly owned subsidiary of Univar pursuant to the Agreement and Plan of Merger Agreement, dated September 17, 2018 among Univar, Nexeo and the other parties named therein. All such shares of Univar Common Stock underlying such Warrants were originally registered by Univar on the Form S-4, which became effective on January 29, 2019.

The Warrants expired at 5:00 p.m., New York time, on June 9, 2021 and are no longer outstanding. Accordingly, Univar has no further obligation to maintain effectiveness of the Registration Statement. In accordance with undertakings made by Univar in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement that remain unsold at the termination of the offering, this post-effective amendment is being filed to terminate the effectiveness of the Registration Statement and to remove from registration all securities registered but not sold under the Registration Statement. As a result of this deregistration, no securities remain registered for sale pursuant to the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Downers Grove, Illinois on the 21st day of June, 2021.

UNIVAR SOLUTIONS INC.

By:	/s/ NICHOLAS W. ALEXOS
Name: Nicholas W. Alexos
Title: Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities on the 21st day of June, 2021.

By: /s/ NICHOLAS W. ALEXOS
Nicholas W. Alexos, Executive Vice President and Chief Financial Officer (Principal Financial Officer)

By: /s/ KELLY A. O’HANLON
Kelly A. O’Hanlon, Vice President and Principal Accounting Officer (Principal Accounting Officer)

No other person is required to sign this post-effective amendment in reliance upon Rule 478 under the Securities Act of 1933.